Exhibit 10.2

PIEDMONT OFFICE REALTY TRUST, INC. (the "Company")
AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN
DEFERRED STOCK AWARD AGREEMENT
CORPORATE OFFICER

This Deferred Stock Award Agreement (this “Agreement”) evidences a Deferred Stock Award made pursuant to the Piedmont Office Realty Trust, Inc. Amended and Restated 2007 Omnibus Incentive Plan (the "Plan") to _____________ , who shall be referred to as "Employee," with respect to _____________ phantom stock units (“Units”), each Unit corresponding to one share of common stock of Piedmont Office Realty Trust ("Stock"). This Deferred Stock Award is made effective as of _________, which shall be referred to as the "Award Date."
PIEDMONT OFFICE REALTY TRUST

By:

Date:

TERMS AND CONDITIONS
§ 1.    Plan and Deferred Stock Award Agreement. Employee’s right to receive any or all of the shares of Stock subject to this Deferred Stock Award is subject to all of the terms and conditions set forth in this Agreement and in the Plan. If a determination is made that any term or condition set forth in this Agreement is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Agreement shall have the same meaning in this Agreement as in the Plan. A copy of the Plan will be made available to Employee upon written request to the Chief Financial Officer of the Company.
§ 2.    Stockholder Rights. During the deferral period, Employee shall have no rights as a stockholder with respect to any shares of Stock subject to this Deferred Stock Award. Employee's rights as a stockholder shall only arise when employee’s Units have become vested and nonforfeitable under § 3 and such shares of Stock have been transferred on the Company's books and records to Employee.
§ 3.    Vesting and Forfeiture.
(a)    Holding Period. As a corporate officer, Employee is required to hold any shares of Stock transferred to Employee in accordance with § 4 for a minimum period of one (1) year before the shares can be sold, transferred, pledged, assigned or otherwise disposed of, except in the case of Employee’s termination of employment due to death, Permanent Disability or Retirement.
(b)    General Vesting Rule. Subject to § 3(b), Employee's Units will vest and become nonforfeitable as follows:
(1)    one-fourth of the Units will vest and become nonforfeitable on the date hereof.
(2)    another one-fourth of the Units will vest and become nonforfeitable on each anniversary of the Award Date thereafter until Employee becomes fully vested in all Units, provided he or she has remained continuously employed by the Company or a Subsidiary from the Award Date through the respective anniversary of the Award Date.
(c)    Special Vesting Rules.
(1)    All of Employee's Units automatically will vest and become nonforfeitable if (after he or she has signed this Deferred Stock Award Agreement) (A) his or her employment with the Company or a Subsidiary terminates as a result of his or her (i) death, (ii) Permanent Disability (as defined in § 3(d)(5)), (iii) Lay Off (as defined in § 3(d)(2)), (iv)Retirement (as defined in § 3(d)(3)), (v) termination by the Company or a Subsidiary without Cause (as defined in § 3(d)(4)) or (B) there is a Change in Control (as defined in § 3(d)(6)).
(2)    An Employee on an approved leave of absence, as described in Section 16(b) of the Plan, other than due to vacation or jury duty (an “Approved Leave”), will not continue to vest in any Units during or after such Approved Leave, provided, however, that if immediately after the end of such Approved Leave Employee returns to Active Service (as defined in § 3(d)(1) with the Company or its Subsidiaries for a continuous period of at least 90 days (or for at least one day in the case of an Employee on an Approved Leave for military service), such Employee will be vested in such Units in the same amount as such Employee would have been vested if such Employee had never taken such Approved Leave.
(d)    Forfeiture. If Employee's employment with the Company or a Subsidiary terminates for any reason before his or her interest in all of the Units have become vested and nonforfeitable under this § 3, after including any vesting under the Special Vesting Rules as described in this § 3(b), then Employee shall forfeit all Units which have not become so vested and nonforfeitable before the date his or her employment so terminates.
(e)    Definitions.
(1)    Active Service. The term “Active Service” under § 3(b) means an Employee that is working his or her typical regular schedule at the Company and not on an Approved Leave.

(2)    Lay Off. The term "Lay Off” under § 3(b) means the elimination of Employee’s job with the Company or a Subsidiary resulting in a termination of employment if there is no offer of continued employment at a comparable position.
(3)    Retirement. The term "Retirement" under §3(b) means a termination of employment with the Company or a Subsidiary after Employee reaches age 62, other than for Cause.
(4)    Cause. The term "Cause" under § 3(b) means a termination of employment by the Company or a Subsidiary due to poor performance, willful misconduct, commitment of fraud, violation of a Company or a Subsidiary policy or code of conduct, or conviction of a felony.
(5)    Permanent Disability. The term “Permanent Disability” under §3(b) means Employee is “disabled,” as defined in Section 14(c)(ii) of the Plan.
(6)    Change in Control. The term “Change in Control” shall have the meaning given such term in the Plan; provided, however, that, if Employee shall attain the age of 62 on or prior to the vesting of any tranche of the Deferred Stock Award pursuant to § 3(a)(2), with respect to any such tranche, the term “Change in Control” means a “change in control event,” as defined in Section 14(c)(i) of the Plan.
(f)    Termination of Employment. Employee shall be treated as terminated for employment purposes as of the last date Employee is paid his or her normal salary for services actually rendered, exclusive of any period covered by severance. Termination of employment under this Agreement does not include any of the circumstances described in Section 16 (Transfer, Leave of Absence, Etc.) of the Plan.

§ 4.    Settlement; Tax Liability. Employee shall have the right (subject to applicable tax withholdings effected in accordance with Section 13 of the Plan) to receive shares of Stock subject to this Deferred Stock Award on the date his or her Units vest and become nonforfeitable under § 3. Employee’s tax liability for such shares of Stock shall be determined as of such date. Employee may (in accordance with Section 13 of the Plan) choose to make payment of the applicable tax withholdings by 1) a cash payment and thereby receive the total number of shares Employee has the right to receive, or 2) a reduction in Stock pursuant to Section 13 (b) of the Plan.
The Company shall cause any shares of Stock which Employee has a right to receive under § 3 (subject to applicable tax withholdings effected in accordance with Section 13 of the Plan) to be transferred to Employee on the Company’s books and records and delivered to Employee w i t hi n sixty (60) da y s after the date on which he or she has the right to receive such shares, the specific date of such transfer to be determined by the Committee.

During the period Employee is employed by the Company or a Subsidiary, shares received by Employee under this Agreement, as well as any other shares of Company stock owned by Employee, will be subject to certain trading "blackout" periods (which prohibit the sale or purchase of Company shares). Blackout periods can relate to the announcement of Company earnings or any other material, non-public information. Additionally, shares of Company stock held by Employees may be subject to “lock-up” agreements (which will prohibit the sale by Employees of Company stock for specified periods) as part of offerings of new Company shares on a public exchange.
Anything to the contrary notwithstanding, instead of distributing shares of Stock subject to this Deferred Stock Award, Company may, in its sole discretion, elect to make a lump sum cash payment to Employee equal to the number of shares of Stock to which Employee would otherwise be entitled to receive under this Agreement, multiplied by the Fair Market Value of a share of Stock determined on the date Employee’s Units vest and become nonforfeitable under § 3. Subject to applicable tax withholdings, such lump sum cash payment will be paid to Employee within sixty (60) days after Employee’s Units vest and become nonforfeitable under § 3.
§ 5.    Dividend Equivalents. Each Unit granted hereunder is granted in tandem with a corresponding right to receive an amount equal to each dividend that is made by the Company in respect of a share of Stock corresponding to such Unit (a “Dividend Equivalent”). Any such amounts shall be accrued, and shall be paid in a single lump sum not later than thirty (30) days following the date that the vested Unit to which such Dividend Equivalent relates is paid in accordance with § 4. Any such Dividend Equivalent shall terminate upon the forfeiture of, or the payment with respect to such Unit, as applicable. Any Dividend Equivalents will be treated as separate payments from the underlying Units for purposes of Section 409A.
§ 6.    Nontransferable. No rights under this Agreement shall be transferable by Employee, except as provided in Section 12 of the Plan.
§ 7.    Other Laws. The Company shall have the right to refuse to transfer shares of Stock subject to this Deferred Stock Award to Employee if the Company acting in its absolute discretion determines that the transfer of such shares is (in the opinion of the Company's legal counsel) likely to violate any applicable law or regulation.
§ 8.    No Right to Continue Employment or Service. Neither the Plan , this Agreement, nor any related material shall give Employee the right to continue in the employment or other service of the Company or a Subsidiary or shall adversely affect the right which the Company or any Subsidiary has under applicable law to terminate Employee's employment with or without cause at any time.
§ 9.    Governing Law. The Plan and this Agreement shall be governed by the laws of the State of Maryland, applied without regard to conflicts of law principles.
§ 10.    Binding Effect. This Agreement shall be binding upon the Company and Employee and their respective heirs, executors, administrators and successors.

§ 11.    Headings and Sections. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to sections (§) in this Agreement shall be to sections (§) of this Agreement, unless reference to a section of the Plan is specifically made.
§ 12.    409A Compliance. The parties intend that payments under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations. Any provision of this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service, the Company determines that Employee is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment that Employee is entitled to under this Agreement on account of Employee’s separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment shall be paid at the date which is the earlier of (i) six (6) months and one day after Employee’s separation from service and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 12 shall be paid to Employee in a lump-sum. The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.

Employee has signed this Agreement to evidence his or her acceptance of this Deferred Stock Award and all of the terms and conditions of such Award.

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Employee's Signature

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Date